EXHIBIT 10.21
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                                 PROMISSORY NOTE

$1,520,000.00                                                November 10, 1988

     1. FOR VALUE RECEIVED, the undersigned, DAVID R. HAMILTON (herein called the "Payor"), hereby promises to pay to CHEMICAL LEAMAN CORPORATION, a Pennsylvania corporation ("the "Payee"), the principal sum of One Million Five Hundred Twenty Thousand Dollars ($1,520,000.00), together with interest on the unpaid balance of such principal amount from the date hereof to the date of maturity at the annual rate of 9.39%, compounded annually, payable as follows:


     (a)  Beginning on the first anniversary date hereof, Payor shall pay nine
          (9) consecutive annual payments of interest only.

     (b) On the tenth anniversary date hereof, the entire principal amount shall be paid by Payor, together with all unpaid interest accruing since the last annual payment of interest.

     2. Payments of principal and interest may be made at the office of the Payee at 102 Pickering Way, Exton, Pennsylvania, or such other address as shall be designated by notice to Payor in lawful money of the United States of America.

     3. All payments received by Payee shall be applied first to the payment of all accrued interest and the balance applied to the unpaid balance of principal.

     4. This Note may be prepaid in whole or in part without penalty at any time, but with interest to the date of such payment.

     5. (a) An Event of Default shall occur and exist if (i) the Payor fails to pay its obligations hereunder in accordance with the terms hereof and such default continues for 10 days after notice from the Payee: or (ii) any voluntary or involuntary case or other proceeding shall be commenced by or against the Payor seeking relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Payor or any substantial part of the Payor's property, and such case or other proceedings shall remain undismissed and unstayed for a period of 60 days.


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        (b) If an Event of Default shall occur, this Note shall automatically be immediately due and payable, and interest, at the rate of 13% per annum, shall be incurred on any unpaid principal amount of this Note from the date of such Event of Default until this Note is paid. In addition to any rights and remedies contained herein, the holder of this Note shall have all of the rights and remedies permitted by law or in equity. If an Event of Default shall occur, the Payor shall be obligated to pay to the holder, in addition to all other amounts payable hereunder, all of such holder's expenses, costs and charges (including reasonable attorneys' fees) in connection with the enforcement of any of such holder's rights hereunder.

     6. This Note shall be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the Payor has executed and delivered this Note as of the date first above written.


                                             /s/ David R. Hamilton
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